Exhibit 99.1

Nordson Corporation Reports Fiscal Year 2021 First Quarter Results

First Quarter:
•Sales were $527 million, a 6% increase over prior year
•Operating profit was $109 million, or 21% of sales, a 39% increase over prior year
•Earnings were $1.32 per diluted share, a 48% increase over prior year

Guidance:
•Fiscal 2021 full year sales growth of 4% to 6% and full year diluted earnings per share in the range of $6.30 to $6.70
WESTLAKE, Ohio--(BUSINESS WIRE)--February 22, 2021--Nordson Corporation (Nasdaq: NDSN) today reported results for the fiscal first quarter ended January 31, 2021. Sales were $527 million, a 6% increase compared to the prior year’s first quarter sales of $495 million. Strength in consumer non-durable and industrial end markets were the primary drivers of the growth. The change in first quarter 2021 sales included an organic volume increase of 3%, a favorable effect from currency translation of 3%, and benefits from acquisitions.

Operating profit in the quarter was $109 million or 21% of sales, compared to prior year adjusted operating profit of $78 million. This 39% increase in profit was driven by leveraging sales volume growth, benefits from structural cost reduction actions taken in fiscal year 2020, and an improved sales mix. EBITDA for the first quarter of 2021 totaled $135 million, or 26% of sales.
Net income was $78 million, a 49% increase from the prior year earnings of $52 million. First quarter 2021 diluted earnings per share were $1.32, a 48% increase over the prior year earnings of $0.89 per diluted share.
“I am very pleased with the solid start to the year, particularly in our return to year-over-year organic sales growth and the significant profit margin expansion as strategic actions taken in fiscal year 2020 began delivering results. While this remains a dynamic macro-environment, we are encouraged by the order entry momentum we started to see within the quarter, particularly in product lines serving the medical and electronics end markets,” said Nordson President and Chief Executive Officer Sundaram Nagarajan. “I am very thankful for the energy and commitment of our employees, who continue to manage through the uncertainty of COVID-19 while also deploying our new NBS Next growth framework and making a strong Nordson even stronger.”
First Quarter Segment Results
Industrial Precision Solutions sales of $288 million increased approximately 9% compared to the prior year first quarter, driven by a 6% organic increase and a favorable currency impact of 3%. The organic sales increase was driven by solid demand in consumer non-durable and industrial end markets. Operating profit was $83 million, or 29% of sales compared to 21% in the prior year first quarter.

Advanced Technology Solutions sales of $238 million increased approximately 3% compared to the prior year first quarter. Acquisitions increased sales by approximately 2% and favorable currency impacts also added 2%, which was offset by an organic volume decrease of 1%. Sales growth in test and inspection and fluid dispense product lines was offset by weaker shipments in electronic dispense and medical interventional solutions product lines during the quarter. Operating profit totaled $47 million, or 20% of sales, compared to adjusted operating profit of 15% of sales in the prior year first quarter.
Outlook
On February 1, the divestiture of the screws and barrels product line was completed. This was an important strategic portfolio realignment that will lead to improved profitability.

Order entry trends consistently improved throughout the first quarter of fiscal year 2021 across the majority of our product lines, and backlog entering the second quarter of fiscal year 2021 was approximately $495 million, an increase of 7% compared to the same period a year ago. Based on this backlog and order entry trend, and the correlation to sales timing, we expect the fiscal 2021 full year sales growth to be approximately 4% to 6% over fiscal year 2020, inclusive of a 3% headwind from the divestiture. Additionally, we are forecasting full year 2021 earnings per diluted share in the range of $6.30 to $6.70, representing 15% to 22% growth over the prior year adjusted earnings.

Nordson management will provide additional commentary on these results and outlook during its previously announced webcast on Tuesday, February 23, 2021 at 8:30 a.m. eastern time, which can be accessed at https://investors.nordson.com. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from Lara Mahoney, vice president, investor relations and corporate communications at (440) 204-9985 or lara.mahoney@nordson.com.

Certain statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," “target,” or the negative of such terms or comparable terminology. These statements reflect management’s current expectations and involve a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, U.S. and international economic conditions, financial, and market conditions, currency exchange rates and devaluations, possible acquisitions including the Company’s ability to successfully integrate acquisitions; the Company’s ability to successfully divest or dispose of businesses that are deemed not to fit with its strategic plan; the effects of changes in U.S. trade policy and trade agreements; the effects of changes in tax law; and the possible effects of events beyond our control, such as political unrest, acts of terror, natural disasters and pandemics, including the current coronavirus (COVID-19) pandemic and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recently filed Annual Report on Form 10-K and in its Forms 10-Q filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement in this press release.
Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the Company has operations and support offices in more than 35 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

Attachment 1
NORDSON CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands except for per-share amounts)

	Three months ended
	January 31, 2021	January 31, 2020

Sales	$526,566	$494,916
Cost of sales	236,606	231,722
Gross profit	289,960	263,194
Gross margin %	55.1%	53.2%

Selling & administrative expenses	180,935	188,101
Operating profit	109,025	75,093

Interest expense - net	(6,552)	(9,152)
Other expense - net	(4,661)	(2,846)
Income before income taxes	97,812	63,095

Income taxes	20,230	11,091

Net income	$77,582	$52,004

Weighted-average common shares outstanding:
Basic	58,059	57,668
Diluted	58,755	58,524

Earnings per share:
Basic earnings	$1.34	$0.90
Diluted earnings	$1.32	$0.89

Attachment 2
NORDSON CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	January 31, 2021	October 31, 2020

Cash and cash equivalents	$225,738	$208,293
Receivables - net	455,376	471,873
Inventories - net	282,440	277,033
Other current assets	45,124	43,798
Assets held for sale	19,451	19,615
Total current assets	1,028,129	1,020,612

Property, plant & equipment - net	358,670	358,618
Goodwill	1,722,824	1,713,354
Other assets	573,778	582,072
	$3,683,401	$3,674,656

Current maturities of long-term debt	$38,043	$38,043
Accounts payable and accrued liabilities	307,355	311,898
Liabilities held for sale	14,211	13,148
Total current liabilities	359,609	363,089

Long-term debt	981,284	1,067,952
Other liabilities	485,325	484,624
Total shareholders' equity	1,857,183	1,758,991
	$3,683,401	$3,674,656

Attachment 3
NORDSON CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Three Months Ended
	January 31, 2021	January 31, 2020
Cash flows from operating activities:
Net income	$77,582	$52,004
Depreciation and amortization	26,020	28,618
Other non-cash items	10,271	7,167
Changes in working capital	29,416	28,486
Net cash provided by operating activities	143,289	116,275

Cash flows from investing activities:
Additions to property, plant and equipment	(7,917)	(13,881)
Other - net	22	65
Net cash used in investing activities	(7,895)	(13,816)

Cash flows from financing activities:
Repayment of long-term debt	(100,000)	(125,951)
Repayment of finance lease obligations	(1,734)	(2,421)
Dividends paid	(22,672)	(21,915)
Issuance of common shares	7,438	16,379
Purchase of treasury shares	(5,310)	(4,311)
Net cash used in financing activities	(122,278)	(138,219)

Effect of exchange rate change on cash	4,329	(307)
Net change in cash and cash equivalents	17,445	(36,067)

Cash and cash equivalents:
Beginning of period	208,293	151,164
End of period	$225,738	$115,097

Attachment 4
NORDSON CORPORATION
SALES BY GEOGRAPHIC SEGMENT (Unaudited)
(Dollars in thousands)

	Three Months Ended		Sales Variance
	January 31, 2021	January 31, 2020	Organic	Acquisitions	Currency	Total
SALES BY SEGMENT
Industrial precision solutions	$288,416	$263,799	5.9%	—%	3.4%	9.3%
Advanced technology solutions	238,150	231,117	(1.3)%	2.2%	2.1%	3.0%
Total sales	$526,566	$494,916	2.6%	1.0%	2.8%	6.4%

SALES BY GEOGRAPHIC REGION
United States	$185,316	$188,500	(2.8)%	1.1%	—%	(1.7)%
Americas	36,138	31,083	9.9%	9.8%	(3.4)%	16.3%
Europe	135,151	126,391	0.3%	—%	6.6%	6.9%
Japan	27,115	27,552	(6.3)%	—%	4.7%	(1.6)%
Asia Pacific	142,846	121,390	13.4%	—%	4.3%	17.7%
Total sales	$526,566	$494,916	2.6%	1.0%	2.8%	6.4%

Attachment 5
NORDSON CORPORATION
RECONCILIATION OF NON-GAAP MEASURES - ADJUSTED OPERATING PROFIT AND EBITDA (Unaudited)
(Dollars in thousands)

	Three months ended
	January 31, 2021		January 31, 2020
SALES BY SEGMENT
Industrial precision solutions	$288,416		$263,799
Advanced technology solutions	238,150		231,117
Total sales	$526,566		$494,916

OPERATING PROFIT
Industrial precision solutions	$83,403		$56,404
Advanced technology solutions	47,201		32,287
Corporate	(21,579)		(13,598)
Total operating profit	$109,025		$75,093

OPERATING PROFIT ADJUSTMENTS (1)
Industrial precision solutions	$—		$299
Advanced technology solutions	—		2,970
Corporate	—		—
Total adjustments	$—		$3,269

ADJUSTED OPERATING PROFIT (NON-GAAP) (2)		% of Sales		% of Sales
Industrial precision solutions	$83,403	29%	$56,703	21%
Advanced technology solutions	47,201	20%	35,257	15%
Corporate	(21,579)		(13,598)
Total operating profit - adjusted	$109,025	21%	$78,362	16%

DEPRECIATION & AMORTIZATION
Industrial precision solutions	$6,983		$9,827
Advanced technology solutions	16,544		16,320
Corporate	2,493		2,471
Total depreciation & amortization	$26,020		$28,618

EBITDA (NON-GAAP) (2)
Industrial precision solutions	$90,386	31%	$66,530	25%
Advanced technology solutions	63,745	27%	51,577	22%
Corporate	(19,086)		(11,127)
Total EBITDA	$135,045	26%	$106,980	22%

(1) Represents costs and adjustments related to cost structure simplification actions.
(2) Adjusted operating profit and EBITDA are non-GAAP measures used by management to evaluate the Company's ongoing operations. Adjusted operating profit is defined as operating profit plus certain adjustments, such as cost structure simplification actions. EBITDA is defined as adjusted operating profit plus depreciation and amortization.

Attachment 6
NORDSON CORPORATION
RECONCILIATION OF NON-GAAP MEASURES - PROFITABILITY (Unaudited)
(Dollars in thousands)

	Three Months Ended
	January 31, 2021	January 31, 2020
GAAP AS REPORTED
Operating profit	$109,025	$75,093
Other / interest expense - net	(11,213)	(11,998)
Net income	77,582	52,004
Diluted earnings per share	$1.32	$0.89

Shares outstanding - diluted	58,755	58,524

OPERATING PROFIT ADJUSTMENTS
Severance and other	$—	$3,269

Adjustments net of tax	$—	$2,563
Other discrete tax items	$—	$(2,537)
EPS effect of adjustments and other discrete tax items	$—	$—

NON-GAAP MEASURES-ADJUSTED PROFITABILITY
Operating profit (1)	$109,025	$78,362
Operating profit % of sales	20.7%	15.8%
Net income (2)	$77,582	$52,030
Diluted earnings per share (3)	$1.32	$0.89

(1) Adjusted operating profit is defined as operating profit plus certain adjustments such as cost structure simplification actions. Adjusted operating profit as a percentage of sales is defined as adjusted operating profit divided by sales.
(2) Adjusted net income is defined as net income plus tax effected adjustments and other discrete tax items.
(3) Adjusted earnings is defined as GAAP EPS adjusted for tax effected adjustments and other discrete tax items.

Management uses these non-GAAP measures internally to make strategic decisions, forecast future results, and evaluate the Company's current performance. Given management's use of these non-GAAP measures, the Company believes these measures are important to investors in understanding the Company's current and future operating results as seen through the eyes of management. In addition, management believes these non-GAAP measures are useful to investors in enabling them to better assess changes in the Company's core business across different time periods. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures to other companies' non-GAAP financial measures, even if they have similar names. Amounts may not add due to rounding.

Contacts

Lara Mahoney
Vice President,
Investor Relations & Corporate Communications
440.204.9985
Lara.Mahoney@nordson.com